Exhibit 23.6

Gary Fitch

Professional Geologist
State of Alaska No. AA-0124
8330 Little Dipper Avenue
Anchorage, Alaska 99504
907-332-0026
gfitch@alaska.net

Consent of Expert

Goldrich Mining Company
3412 Lincoln Drive
Spokane, Washington 99203

United States Securities and Exchange Commission

I, Gary Fitch, P. Geo. AA-0124 (State of Alaska Professional License), authored and prepared the Technical Report "Placer Gold Drilling and Evaluation, Little Squaw Creek and Big Squaw Creek, Chandalar Mining District, Alaska", dated November 11, 1997 (the "Report").

I hereby consent to the filing of the Report with the Registration Statement of the Company on Form S-1 filed on or around February 3, 2009 (the "Registration Statement"), and to the use of and references to the subject matter of the Report contained therein. I also consent to the use of my name in the Registration Statement as author of the Report.

Dated: February 3, 2009

2/3/09

Gary Fitch